Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES $0.015 INCREASE IN QUARTERLY DISTRIBUTION

Friday, October 13, 2017	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) announced today that it declared a distribution of $0.755 per unit for the period from July 1, 2017 through September 30, 2017, representing a $0.015 increase over the previous quarter. The distribution is payable on October 31, 2017 to unitholders of record on October 23, 2017.

“This marks our eighth consecutive quarter of distribution growth, and reflects a 2.0% increase over the previous quarter and a 7.9% increase over the distribution paid for the third quarter of 2016,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “The continued rate of distribution growth is supported by the success we have achieved in placing our Collins Phase I expansion project fully online, along with the overall stability of our operations and cash flows.”

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Contact:	Frederick W. Boutin, CEO
Robert T. Fuller, CFO
303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com